UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

CELLULAR BIOMEDICINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-52282	86-1032927
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 University Avenue, #17 Palo Alto, California	94301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (650) 566-5064

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed July 31, 2014, on June 23, 2014, the board of directors of Cellular Biomedicine Group, Inc. (the “Company”) decided to discontinue the Company’s legacy consulting business segment and to focus the Company’s operations exclusively on its biomedicine business.  In connection with the discontinuation of the Company’s consulting business, effective July 31, 2014, the Company terminated its employment agreements with Norm Klein and Keith Wong (together, the “Employees”), the officers of the Company’s wholly-owned subsidiary Eastbridge Investment Corporation (“Eastbridge Sub”), and terminated their services as officers of Eastbridge Sub.  On the same date, the Company entered into severance agreements with the Employees. Pursuant to the terms of the agreements, the Company agreed to pay severance of $360,000 and $480,000 to Messrs. Klein and Wong, respectively, as well as an additional lump sum of $4,200 and $12,480, respectively, to cover the equivalent costs of retaining two years of medical coverage under the Company’s current medical plan for its Employees.

The foregoing summaries of the terms of the severance agreements are subject to, and qualified in their entirety by, such documents attached hereto as Exhibit 10.1 and 10.2, which are incorporated by reference herein.

On August 8, 2014, Keith Wong resigned as a director of the Company, pursuant to the terms of his severance agreement and not as a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Severance Agreement and Release with Keith Wong, dated July 31, 2014

10.2	Severance Agreement and Release with Keith Wong, dated July 31, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellular Biomedicine Group, Inc.

Date: August 8, 2014	By:	/s/ Bizuo (Tony) Liu
Bizuo (Tony) Liu
Chief Financial Officer